CNA Financial Fourth Quarter 2024 Earnings Remarks
Douglas M. Worman, President and Chief Executive Officer:
Before we discuss our results for the quarter, on behalf of all our employees, I want to take a moment to express our deepest sympathies to the victims of the tragic wildfires in California. We have all seen the heartbreaking devastation caused by this disaster, and our thoughts are with everyone who has suffered such profound losses. Our CNA colleagues have been on the ground and we remain steadfast in our commitment and unwavering support to assist our customers who have been affected by this tragedy.
In the fourth quarter, we produced very strong results, with record underlying underwriting gain, the highest level of net investment income of the year, and at 10%, the highest quarterly net written premium growth of the year. Net investment income increased 5% for the quarter and 10% for the full year. We achieved continued rate improvement in the classes of business most impacted by social inflation where rates in our commercial casualty classes of business were up a point to 10%, which continues to exceed loss cost trends.
Fourth Quarter Results
Core income was $342 million in the fourth quarter. Net investment income was $644 million, up $33 million over the prior year quarter, with strong performance in our fixed income portfolio and strong contributions from limited partnerships and common stock.
The P&C all-in combined ratio was 93.1%, an increase of 1.0 point compared to the prior year quarter. The increase is principally from higher catastrophe losses of $45 million, or 1.8 points, compared to a fairly benign $22 million, or 1.0 point of catastrophe losses, in the prior year period. Catastrophe losses this quarter were primarily related to Hurricane Milton. The catastrophe loss ratio in the fourth quarter is slightly below our five year average of 2.0 points.
The P&C underlying combined ratio was 91.4% in the quarter, consistent with last year’s fourth quarter. We have now produced sixteen consecutive quarters of underlying combined ratios below 92%. The underlying underwriting gain was up 10% in the quarter to a record high of $222 million. The underlying loss ratio in the fourth quarter was 61.1%, consistent with the third quarter. The expense ratio of 30.0% was the lowest since 2008, a significant contributing factor to our excellent underlying combined ratio of 91.4%.
In the quarter, we continued to achieve strong production performance with 9% growth in gross written premiums excluding captives and 10% growth in net written premiums.
P&C rate change was 3% in the quarter, consistent with last quarter, although there is variation by segment and class of business. In Commercial, rate change was 6% all-in, consistent with last quarter, and 8% excluding workers’ compensation. Commercial auto rates were up 17% and excess casualty rates were up 11%, each representing the strongest quarterly rate increase of the year and exceeding long-run loss cost trends that remained unchanged from last quarter. Property rates are still strong with mid single-digit increases, but were down from the double-digit range in 2023 and high single-digit increases obtained in the first half of 2024. Workers’ compensation rates were down low to mid single-digits consistent with the historical profitability of that line, offset by a roughly equal amount of exposure increase, resulting in flat renewal premium change.
In Specialty, rate turned positive this quarter at 1%. Rate was strong in healthcare at 9%, up two points from last quarter and continues to exceed loss cost trends. Rates were 3% in our affinity business, up one point over last quarter. Rates were still negative in our management liability lines, but in public directors and officers (D&O) and cyber, rate change was much closer to flat compared to more substantial rate declines in prior quarters.
In our International segment, rates turned slightly negative for the latter half of 2024, but the performance of our International business remains fundamentally strong.

In the quarter, new business growth was 8%, with double-digit growth in Commercial and International driving the overall result.
Retention was 86% this quarter, up a point compared to last quarter, and represents our highest quarterly retention of the year as we continue to retain our profitable portfolio of accounts.
Turning to the quarterly results in our three operating segments, in Commercial, the all-in combined ratio was 92.3%, the lowest since 2008. The all-in underwriting gain of $106 million was the best on record. Catastrophe losses of $33 million added 2.3 points to the combined ratio. The underlying combined ratio was a record low of 90.0%, a 1.6 point improvement over last year, leading to record underlying underwriting gain of $139 million. The underlying loss ratio was 62.5%, consistent with the third quarter. The expense ratio was a best on record 27.0%. This is a significant improvement from the low to mid 30s expense ratios recorded by the Commercial segment during the soft market years.
Gross written premiums excluding captives grew 11% in the quarter and net written premium growth was 12%. New business grew 12% and retention was 84% in the quarter, consistent with the last two quarters.
Exposure change was 1% for Commercial this quarter. In areas such as general liability and workers’ compensation, we continue to see the benefit of exposure change that acts like rate. Conversely, exposures were down in national accounts from reductions in participation on shared and layered property accounts and changes in limits and deductibles on casualty accounts as we continue to seek to optimize terms and conditions.
The all-in and underlying combined ratio for Specialty was 93.8% in the fourth quarter. The underlying loss ratio was 60.1%, consistent with last quarter, and the expense ratio was 33.4%, up 0.9 points compared to prior year due to lower net earned premiums.
Gross written premium growth excluding captives for Specialty was 4% this quarter and net written premium growth was 5%, representing the strongest growth in ten quarters. We’re seeing increased profitable growth in affinity and continued strong growth in surety.
Retention was strong at 89% for the quarter and has been around this level for ten straight quarters.
For International, the all-in combined ratio was 94.8% in the quarter with almost four points of catastrophe losses. The underlying combined ratio was 91.3%, with an underlying loss ratio of 58.1%, which has been stable all year, and the expense ratio of 33.2% was lower by 0.9 points compared to prior year.
International gross written premiums grew 8% in the quarter and net written premiums grew 13%. Net written premiums benefited from some favorable adjustments on prior year reinsurance treaties during the quarter. We also benefited from strong new business growth and high retention of 85% this quarter as we retained our high performing business.
Full Year Results
For the full year, we achieved record core income of $1,316 million, $32 million greater than 2023. Core earnings per share was $4.83, up $0.12 year over year despite elevated catastrophe losses compared to the prior year. The increase in core income was reflective of record high P&C underlying underwriting gain of $840 million and a $233 million increase in net investment income, split roughly evenly between our fixed income portfolio, and limited partnerships and common stock, to nearly $2.5 billion.
The P&C all-in combined ratio was 94.9% and catastrophes were 3.6 points of the combined ratio or $358 million. The catastrophe ratio is consistent with our most recent five year average. The underlying combined ratio was 91.5% for the year. The underlying loss ratio was 60.9%, up a point compared to the prior year for reasons we’ve discussed in prior quarters. The expense ratio improved by 0.5 points to 30.2%, the lowest since 2008, benefiting from higher net earned premiums while we continue to invest in the business.

For P&C overall, the impact of prior period development was slightly favorable for the year. While we had unfavorable development in the commercial casualty lines, as well as the professional and management liability lines, it was offset by continued favorable development in our workers’ compensation and surety classes of business.
All three operating segments produced very strong all-in and underlying combined ratios again in 2024. For Commercial, the all-in combined ratio was 96.7% for the year, up 0.7 points compared to last year. The increase was due to a greater impact from catastrophes in 2024 compared to 2023. The underlying combined ratio improved by a full point to a record best of 90.6%. Specialty produced an all-in combined ratio of 92.6% and an underlying combined ratio of 92.9%. In each case, the Specialty combined ratios are up slightly more than two points due to an increase in the loss ratio and expense ratio, which we have previously commented on. For International the all-in combined ratio was 94.0% and the underlying combined ratio was 91.2%, up 2.2 points compared to prior year and mostly attributable to a lower expense ratio in the prior year due to a favorable reinsurance acquisition related catch-up adjustment. All three operating segments continue to produce strong underlying underwriting gain and all-in underwriting gain.
Turning to production for the year, P&C gross written premiums excluding captives and net written premiums each grew 8%.
New business grew by 9% to a record high of $2,262 million. Retention was very strong at 85%, consistent with last year. Rates for the year were up 4%, down a point from 2023, and renewal premium change was 5%, with exposures increasing 1%, also down a point compared to 2023. A majority of our third-party treaties came up for renewal on January 1st. All of the renewals were successful. Most treaties were oversubscribed and renewed with favorable terms. The economics of our reinsurance coverage and ceding commission remain very favorable on these lines of business.
Finally, a note on our estimated exposure relating to the California wildfires - we currently estimate net exposure in the range of $40 million to $70 million. We will continue to evaluate our exposure as this is a developing situation.
Scott R. Lindquist, Chief Financial Officer:
CNA’s fourth quarter core Income of $342 million is down 6% compared to the prior year quarter but continues to reflect strong underwriting and investment results. Full year 2024 core income of $1,316 million is a best on record leading to a core return on equity of 10.5% and reflects a record P&C underlying underwriting gain and net investment income growth of 10% as compared to 2023.
Our P&C expense ratio was 30.0% for the fourth quarter and 30.2% for the full year. The expense ratio for both periods benefited from higher net earned premiums and continued expense discipline and also reflected continued investment in technology and talent. While there is always a certain amount of variability quarter to quarter, we currently believe an expense ratio of about 30.5% is a reasonable run-rate heading into 2025.
The P&C net prior period development impact on the combined ratio was negligible in the current quarter. In the Specialty segment, prior period development was neutral overall, and this was mostly attributable to $22 million of favorable development in surety offset by $21 million of unfavorable development in professional and management liability mostly in accident years 2018 and prior. In the Commercial segment, prior period development was neutral overall with $96 million of favorable development in workers’ compensation the majority of which is attributable to accident years 2018 and prior, $61 million of unfavorable development from continued pressure in commercial auto in recent accident years and $28 million of unfavorable development in general liability, the majority of which is attributable to accident years 2018 and prior.
Our Corporate segment produced a core loss of $91 million in the fourth quarter compared to a $76 million loss in the fourth quarter of 2023. The loss this quarter includes the results of our annual fourth quarter asbestos and environmental pollution (A&EP) reserve review resulting in additional cessions of $103 million to the $4 billion loss portfolio transfer (LPT), which incepted in 2010. This strengthening of reserves is associated with higher defense and indemnity costs on existing claims. This review resulted in a non-economic, after-tax charge of $35 million as compared to a $24 million charge in the prior year quarter.
Following this review, our cumulative incurred losses of $3.7 billion dollars remain within the $4 billion LPT limit while cumulative paid losses are $2.6 billion. Taking the average of the most recent three years of subject paid claims under the LPT against the remaining unpaid limit on the LPT results in a survival ratio of 9.5 years. You will recall from previous years’ reviews that under retroactive reinsurance accounting, there is a timing difference with respect to recognizing the benefit of the cover relative to incurred losses as we can only do so in proportion to the paid losses recovered under the treaty. As such, holding all else constant, the loss recognized today will be recaptured over time through the amortization of the deferred accounting gain as paid losses ultimately catch up with incurred losses. As of year-end 2024, we have $425 million of deferred gain that will be recaptured over time.
The Corporate segment results this quarter also include a $17 million after-tax charge related to unfavorable development for legacy mass tort abuse claims compared to a $12 million charge in the prior year quarter. The current quarter charge is in addition to $17 million and $28 million of after-tax mass tort charges in the third and second quarters of 2024, respectively, resulting in a full year 2024 after-tax mass tort charge of $62 million.
As we have noted in prior calls, we perform our annual review of A&EP reserves during the fourth quarter, and we evaluate all other corporate segment reserves quarterly and will react as facts and circumstances warrant.
For the Life & Group segment, we had core loss of $18 million in the fourth quarter as compared to core income of $4 million in the prior year quarter reflecting unfavorable morbidity experience. Life & Group full year core loss of $23 million is lower than the 2023 core loss of $48 million due to higher investment income. The full year 2024 underwriting result is about flat with 2023, with both full year results being broadly in-line with expectations. Finally, inforce management actions including pursuit of rate and policy buyouts are ongoing with 2,800 policy buyouts in 2024 for totaling $91 million with an after-tax expense impact of $6 million to core earnings.
Net investment income was $644 million in the fourth quarter compared with $611 million in the prior year quarter, an increase of 5%. The increase was driven almost equally by our fixed income and other investments as well as our limited partnership and common stock results.
Fixed income and other investments generated $550 million of income, up 3% compared to the prior year quarter. Our A-rated fixed income portfolio continues to provide consistent contributions to core income, which have been steadily increasing because of favorable reinvestment rates and strong cash flow from operations. The effective income yield of our consolidated fixed income portfolio was 4.8% in the fourth quarter, up from 4.7% in the prior year quarter. Reinvestment rates continue to be above our P&C portfolio effective income yield of 4.4% and are slightly above our Life & Group portfolio effective income yield of 5.7%.
Our limited partnership and common stock portfolio returned a $94 million gain, or 3.5%, in the current quarter compared to a $78 million gain, or 3.4%, in the prior year quarter.
Total net investment income was a record best of $2,497 million for the full year 2024 compared with $2,264 million in 2023, an increase of 10%. Similar to the quarterly results, the increase was driven almost equally by our fixed income and other investments as well as our limited partnership and common stock results.

Fixed income and other investments generated $2,177 million of income for the year, up 6% compared to the prior year. Limited partnerships and common stocks generated $320 million of income representing a 13.3% return compared to $202 million of income representing a return of 9.4% in the prior year.
Looking ahead to 2025, based on the current interest rate environment we expect income from fixed income and other investments to be about $550 million in the first quarter, which is about flat compared to the fourth quarter of 2024 given limited anticipated reinvestment activity. For the full year, we expect income from fixed income and other investments to be about $2,225 million, or a 2% increase as compared to the full year 2024.
At quarter end, our balance sheet continues to be very solid with stockholders' equity excluding accumulated other comprehensive income (AOCI) of $12.5 billion, or $46.16 per share, an increase of 8% from year-end 2023 adjusting for dividends. Stockholders' equity including AOCI was $10.5 billion or $38.82 per share. With the increase in interest rates during the fourth quarter, the net unrealized investment loss in our fixed income portfolio increased to $2.3 billion as of year-end. Finally, we ended 2024 with statutory capital and surplus in the combined Continental Casualty Companies of $11.2 billion, which is up from $10.9 billion at the end of 2023.
We continue to maintain a conservative capital structure with a low leverage ratio and a well-balanced debt maturity schedule. And we are pleased with the fourth quarter actions taken by AM Best and Moody’s who both revised their outlooks on CNA’s financial strength and debt ratings from stable to positive, which we view as recognition of the significant progress we have made in the performance of the business in recent years.
Operating cash flow for the quarter was strong once again at $703 million and for the year, it increased 13% to a record best $2.6 billion reflecting both strong underwriting and investment results.
Turning to taxes, the effective tax rate on core income for the fourth quarter was 20.1% and reflects a benefit for tax-exempt investment income, somewhat offset by state income taxes. The full year 2024 effective tax rate on core income was 20.9%, which is consistent with a 21% effective tax rate we expect for 2025, although there will be a certain amount of variability quarter-to-quarter.
Finally, given the company’s strong underwriting and investment performance, we are pleased to announce we are increasing our regular quarterly dividend 5% from $0.44 per share to $0.46 per share. In addition, we are declaring a special dividend of $2.00 per share – both to be paid on March 13, 2025, to shareholders of record on February 24, 2025.
Douglas M. Worman, President and Chief Executive Officer:
Before providing some concluding remarks on our results, I want to take the opportunity to convey, on behalf of the entire organization, our thanks to Dino Robusto. During his eight-year tenure as Chief Executive Officer, he led the Company to record levels of profitability and top quartile underwriting performance with incredible vision and tireless focus. I have been fortunate to work alongside him and am honored to have succeeded Dino in the CEO role, where my goal will be to continue executing the successful strategies we have developed and implemented over the last several years. I am excited to lead an incredible team of highly talented professionals as we work with our CNA colleagues across the entire enterprise to continue our laser focus on optimizing CNA’s strategic direction, with the goal of continued top quartile performance.
Our strong fourth quarter capped off a fantastic year in 2024. We achieved a record level of core income for the second consecutive year. Our P&C operations performed extremely well, reflecting the results of our strategic initiatives, with record underlying underwriting gains and robust all-in underwriting performance despite elevated catastrophes compared to the prior year. We achieved high single-digit growth in both gross written premiums excluding captives and net written premiums, along with a record volume of new business. The market dynamics across our segments and products are distinctly unique, requiring focused strategies, which we are successfully executing.

Our loss cost trends remained stable this quarter, and we continue to achieve rate increases that exceed long-run loss cost trends in classes impacted by social inflation. As we look ahead, we anticipate a dynamic market with disciplined pricing in most business classes. Our relentless commitment to underwriting excellence and best-in-class execution ensures that CNA is well-positioned to navigate these dynamics to reinforce our market leadership and deliver sustained profitable growth.

Questions and Answers
We invite shareholders and analysts to submit questions for management in advance of each quarter’s earnings release. Below we address some questions we have received as well as some timely and topical focus areas for CNA and our industry.
Net written premium growth was higher than gross written premium growth excluding captives in all three segments. What is driving the higher net written premium growth?
Net written premium growth was favorable to gross growth due to mix of business related impacts in Commercial and Specialty and favorable adjustments on prior year reinsurance treaties in International.
CNA’s expectations for income from fixed income and other investments implies a 2% increase from 2024 results. Why would there not be a higher increase given a continued higher interest rate environment?
While we expect long-term interest rates will continue to benefit the reinvestment outlook of our fixed income portfolio, we expect our other investments, which includes our short-term portfolio, will see lower income next year as short-term rates have come down in recent months and may continue to do so in 2025. We expect the growth in our long-term, fixed income portfolio to be closer to 4% in 2025, which is more comparable to the growth we saw in 2024.
In review of CNA’s Financial Supplement, for the International segment in the other expenses line for the fourth quarter there is a $21 million variance from a $6 million gain last year to a $15 million loss this year - can you tell me what is happening here?
The International segment’s core income was unfavorably impacted in the current quarter by a pretax foreign currency exchange (FX) loss of approximately $15 million compared to a pretax gain of approximately $6 million in the fourth quarter of 2023, which drove the variance in the other expenses line.
The FX loss this quarter was driven by the U.S. dollar strengthening against the British pound during the quarter. Our Lloyd’s syndicate has U.S. dollar insurance reserves that revalue to the syndicate’s functional currency of the British pound through the income statement. Note that economically our Lloyd’s investment portfolio is also denominated in the U.S. dollar, thus effectively hedging our currency risk and the change in invested asset value due to foreign currency rate movement is reflected through other comprehensive income within stockholders’ equity.

Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America (GAAP). Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and gains or losses resulting from pension settlement transactions. Net investment gains or losses are excluded from the calculation of core income (loss) because they are generally driven by economic factors that are not necessarily reflective of our primary operations. The calculation of core income (loss) excludes net investment gains or losses because net investment gains or losses are generally driven by economic factors that are not necessarily reflective of our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2024	2023	2024	2023
Net income	$21	$367	$959	$1,205
Less: Net investment (losses) gains	(31)	5	(64)	(79)
Less: Pension settlement transaction losses	(290)	—	(293)	—
Core income	$342	$362	$1,316	$1,284
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2024	2023	2024	2023
Net income per diluted share	$0.07	$1.35	$3.52	$4.43
Less: Net investment (losses) gains	(0.12)	0.02	(0.23)	(0.28)
Less: Pension settlement transaction losses	(1.06)	—	(1.08)	—
Core income per diluted share	$1.25	$1.33	$4.83	$4.71

Reconciliation of Net Income (Loss) to Underwriting Gain (Loss) and Underlying Underwriting Gain (Loss)
Underwriting gain (loss) is deemed to be a non-GAAP financial measure and is calculated pretax as net earned premiums less total insurance expenses, which includes insurance claims and policyholders' benefits, amortization of deferred acquisition costs and insurance related administrative expenses. Net income (loss) is the most directly comparable GAAP measure. Management believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from our underwriting activities which are managed separately from our investing activities.
Underlying underwriting gain (loss) is also deemed to be a non-GAAP financial measure, and represents pretax underwriting results excluding catastrophe losses and development-related items. Management believes some investors may find this measure useful to evaluate the profitability, before tax, derived from our underwriting activities, excluding the impact of catastrophe losses, which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.

	Results for the Three Months Ended December 31, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$165	$222	$37	$424
Net investment losses (gains), after tax	12	16	(1)	27
Core income	$177	$238	$36	$451
Less:
Net investment income	165	199	36	400
Non-insurance warranty revenue (expense)	19	—	—	19
Other revenue (expense), including interest expense	(13)	(4)	(15)	(32)
Income tax expense on core income	(48)	(63)	(3)	(114)
Underwriting gain	54	106	18	178
Effect of catastrophe losses	—	33	12	45
Effect of favorable development-related items	—	—	(1)	(1)
Underlying underwriting gain	$54	$139	$29	$222

	Results for the Three Months Ended December 31, 2023
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$179	$204	$44	$427
Net investment losses (gains), after tax	3	5	(1)	7
Core income	$182	$209	$43	$434
Less:
Net investment income	151	175	29	355
Non-insurance warranty revenue (expense)	13	—	—	13
Other revenue (expense), including interest expense	(13)	4	6	(3)
Income tax expense on core income	(49)	(56)	(12)	(117)
Underwriting gain	80	86	20	186
Effect of catastrophe losses	—	17	5	22
Effect of favorable development-related items	(5)	—	(2)	(7)
Underlying underwriting gain	$75	$103	$23	$201

	Results for the Twelve Months Ended December 31, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$663	$658	$153	$1,474
Net investment losses, after tax	31	44	—	75
Core income	$694	$702	$153	$1,549
Less:
Net investment income	626	733	131	1,490
Non-insurance warranty revenue (expense)	62	—	—	62
Other revenue (expense), including interest expense	(53)	(14)	(10)	(77)
Income tax expense on core income	(190)	(188)	(44)	(422)
Underwriting gain	249	171	76	496
Effect of catastrophe losses	—	318	40	358
Effect of favorable development-related items	(8)	—	(6)	(14)
Underlying underwriting gain	$241	$489	$110	$840

	Results for the Twelve Months Ended December 31, 2023
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$666	$594	$147	$1,407
Net investment losses (gains), after tax	42	58	(2)	98
Core income	$708	$652	$145	$1,505
Less:
Net investment income	558	645	103	1,306
Non-insurance warranty revenue (expense)	80	—	—	80
Other revenue (expense), including interest expense	(52)	(1)	4	(49)
Income tax expense on core income	(195)	(174)	(48)	(417)
Underwriting gain	317	182	86	585
Effect of catastrophe losses	—	207	29	236
Effect of (favorable) unfavorable development-related items	(12)	(4)	13	(3)
Underlying underwriting gain	$305	$385	$128	$818

Components to reconcile the combined ratio and loss ratio to the underlying combined ratio and underlying loss ratio
The underlying loss ratio excludes the impact of catastrophe losses and development-related items from the loss ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate our underwriting performance since they remove the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.
Specialty

	Results for the Three Months Ended December 31		Results for the Twelve Months Ended December 31
	2024	2023	2024	2023
Loss ratio	60.1%	58.0%	59.5%	58.2%
Less: Effect of catastrophe impacts	—	—	—	—
Less: Effect of favorable development-related items	—	(0.6)	(0.3)	(0.3)
Underlying loss ratio	60.1%	58.6%	59.8%	58.5%

Combined ratio	93.8%	90.8%	92.6%	90.4%
Underlying combined ratio	93.8%	91.4%	92.9%	90.7%
Commercial

	Results for the Three Months Ended December 31		Results for the Twelve Months Ended December 31
	2024	2023	2024	2023
Loss ratio	64.8%	62.8%	68.3%	65.9%
Less: Effect of catastrophe impacts	2.3	1.4	6.2	4.5
Less: Effect of favorable development-related items	—	(0.1)	(0.1)	(0.1)
Underlying loss ratio	62.5%	61.5%	62.2%	61.5%

Combined ratio	92.3%	92.9%	96.7%	96.0%
Underlying combined ratio	90.0%	91.6%	90.6%	91.6%

International

	Results for the Three Months Ended December 31		Results for the Twelve Months Ended December 31
	2024	2023	2024	2023
Loss ratio	61.6%	58.9%	60.9%	61.4%
Less: Effect of catastrophe impacts	3.9	1.8	3.2	2.5
Less: Effect of (favorable) unfavorable development-related items	(0.4)	(0.6)	(0.4)	1.1
Underlying loss ratio	58.1%	57.7%	58.1%	57.8%

Combined ratio	94.8%	93.0%	94.0%	92.6%
Underlying combined ratio	91.3%	91.8%	91.2%	89.0%

Property & Casualty

	Results for the Three Months Ended December 31		Results for the Twelve Months Ended December 31
	2024	2023	2024	2023
Loss ratio	62.8%	60.6%	64.3%	62.5%
Less: Effect of catastrophe impacts	1.8	1.0	3.6	2.6
Less: Effect of favorable development-related items	(0.1)	(0.3)	(0.2)	—
Underlying loss ratio	61.1%	59.9%	60.9%	59.9%

Combined ratio	93.1%	92.1%	94.9%	93.5%
Underlying combined ratio	91.4%	91.4%	91.5%	90.9%
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding accumulated other comprehensive income (loss) (AOCI) allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	December 31, 2024	December 31, 2023
Book value per share	$38.82	$36.52
Less: Per share impact of AOCI	(7.34)	(9.87)
Book value per share excluding AOCI	$46.16	$46.39
Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2024	2023	2024	2023
Annualized net income	$81	$1,468	$959	$1,205
Average stockholders' equity including AOCI (a)	10,635	9,228	10,203	9,220
Return on equity	0.8%	15.9%	9.4%	13.1%

Annualized core income	$1,366	$1,448	$1,316	$1,284
Average stockholders' equity excluding AOCI (a)	12,549	12,435	12,534	12,355
Core return on equity	10.9%	11.6%	10.5%	10.4%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.

For additional information, please refer to CNA's filings with the Securities and Exchange Commission available at www.cna.com.
Forward-Looking Statements
These earnings remarks include statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in these earnings remarks are made by CNA as of the date of these remarks. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in these remarks, even if CNA’s expectations or any related events, conditions or circumstances change.